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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           ALLIS-CHALMERS CORPORATION



Allis-Chalmers Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Allis-Chalmers Corporation

SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is March 15, 1913.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Article Fourth of the Certificate of Incorporation of the Corporation to read in its entirety as follows:

         "FOURTH. The total number of shares of capital stock which the Corporation shall have authority to issue is Thirty Million (30,000,000) shares, divided into Twenty Million (20,000,000) shares of Common Stock of the par value of $0.01 per share, and Ten Million (10,000,000) shares of preferred stock of the par value of $0.01 per share. The Board of Directors of the Corporation shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as a Certificate of Designations pursuant to Section 151(g) of the General Corporation Law of the State of Delaware. Effective as of 5:00 p.m., Eastern time, on the effective date of this Certificate of Amendment of Certificate of Incorporation, each five (5) shares of the Corporation's Common Stock, par value $0.15 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.01 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based upon the average of the closing bid and asked price of the Corporation's Common Stock as reported on The OTC Bulletin Board during the five trading days prior to the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware."

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FOURTH: This Certificate of Amendment of Certificate of Incorporation was
submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was 19,633,340 shares of Common Stock and 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, a majority of the outstanding shares of Common Stock and the outstanding shares of Series A 10% Cumulative Convertible Preferred Stock, voting together as a single class, and a majority of the outstanding shares of Series A 10% Cumulative Convertible Preferred Stock, voting as a single class, voted in favor of this Certificate of Amendment of Certificate of Incorporation.

FIFTH: The effective date of this Certificate of Amendment of Certificate of Incorporation shall be June 10, 2004.

IN WITNESS WHEREOF, Allis-Chalmers Corporation has caused this Certificate of Amendment to be signed by Munawar H. Hidayatallah, its duly authorized officer, this 9th day of June 2004.


                                            By:  /S/ MUNAWAR H. HIDAYATALLAH
                                                 ---------------------------
                                                Munawar H. Hidayatallah
                                                Chief Executive Officer

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